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                                                                   EXHIBIT 10.23



                               SUBLEASE AGREEMENT


THIS SUBLEASE AGREEMENT (this "Sublease") is made this 15th day of January, 1998, by and between A.D.A.M. Software, Inc., a Georgia Corporation ("Sublessor"), UltimateCom of Atlanta, L.L.C., a Colorado Limited Liability Company ("Sublessee").


                                    RECITALS

A. TriNet Essential Facilities XXIII, Inc. (as successor in interest to The Northwestern Mutual Life Insurance Company) as Landlord, and Sublessor have executed a Lease Agreement, dated November 18, 1993, hereinafter called the "Master Lease" (a copy of which is attached hereto and made a part hereof as "Exhibit B"), for certain premises (the "Premises") comprising approximately 24,848 square feet of rentable space in the building located at 1600 RiverEdge Parkway, Atlanta, GA 30328 (the "Building").

B. Sublessor desires to sublease to Sublessee a portion of the Premises being leased by Sublessor under the terms of the Master Lease (the "Sublease Premises" as defined below), and Sublessee desires to lease such space from Sublessor.

         NOW, THEREFORE, Sublessor and Sublessee agree as follows:

                                    AGREEMENT

1. Sublease of Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Sublease Premises which is comprised of approximately 3,168 square feet of the Premises under lease to Sublessor. The Sublease Premises is the crosshatched space as shown on "Exhibit A" attached hereto and made a part hereof.

         Except as otherwise expressed herein provided, such sublease of the Sublease Premises shall be on all the terms, covenants, conditions and provisions in the Master Lease, which terms, covenants, conditions and provisions are incorporated herein and made a part hereof as if fully set forth herein, and are imposed upon the respective parties to this Sublease, with Sublessor herein being substituted for Landlord under the Master Lease, and Sublessee hereunder being substituted for Tenant under the Master Lease, but only with respect to the Sublease Premises. Notwithstanding the foregoing incorporation of the Master Lease, Sublessor shall not be responsible for the performance of any obligations to be performed by Landlord under the Master Lease. Provided that Sublessor has performed all obligations of Sublessor as Tenant under the Master Lease (except for those obligations that have been delegated to Sublessee hereunder), Sublessor shall not be liable to Sublessee for any failure by Landlord to perform such obligations under the Master Lease, nor shall failure by Landlord to perform its obligations under the Master Lease excuse performance by Sublessee of its obligations hereunder. To the extent the succeeding provisions of this Sublease are inconsistent with or different from the provisions of the Master Lease, the provisions of this Sublease shall control.


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         2.       Term.  (a) The term of this Sublease (the "Term") shall
commence on the later of February 1, 1998 or the day after receipt of Landlord's consent hereto and shall continue for eighteen (18) full months.

                         (b) Sublessee shall have the option to request a
six (6) month extension of the Term by submitting to Sublessor a written request to extend the Term by no later than the end of the twelfth (12th) month of the Term. Within ten (10) business days of receipt of Sublessee's request to extend the Term, Sublessor will respond in writing as to whether or not the Term will be extended. Failure by the Sublessor to respond within the ten (1O) day notice period shall mean that the Sublessor has declined Sublessee's request to extend the Term and this Sublease shall expire as defined in Section 2(a). If the Term is extended, the terms and conditions of the extension period shall be the same as those herein defined (unless modified in writing and agreed upon by both Sublessor and Sublessee) and an amendment to this Sublease will be executed defining the new termination date.

         3. Rent and Other Financial Obligations/Security Deposit. The monthly installment of Base Rent payable by Sublessee to Sublessor shall be Five Thousand Five Hundred Forty-four and no/100 Dollars($5,544.00) per month for the term of this Sublease. In addition thereto, Sublessee also shall pay as "additional rent" it's proportionate share of increases in the "Operating Expenses" (as such term is defined in the Master Lease) attributable to the Sublease Premises beyond the 1998 calendar year. For purposes of this Sublease, Sublessee's proportionate share shall mean 12.75% of the "Operating Expenses" payable by Sublessor. Base Rent and additional rent shall be due and payable without notice in advance on the first day of each month. Sublessor agrees to provide Sublessee with copies of expense estimates, billings, invoices or reconciliation statements from Landlord which support increases in "additional rent" owed by Sublessee to Sublessor hereunder.

         Upon execution of this Sublease, Sublessee shall pay Sublessor the sum of Twenty-two Thousand One Hundred Seventy-six and no/100 Dollars ($22,176.00), of which Five Thousand Five Hundred Forty-four and no/100 Dollars ($5,544.00) shall be applied to the first installment of monthly Base Rent under this Sublease for January, 1998 and Sixteen Thousand Six Hundred Thirty-two and no/100 Dollars (16,632.00) shall be held as a security deposit (the "Security Deposit") by Sublessor for security for the performance by Sublessee of all the terms, covenants, and conditions of this Sublease upon Sublessee's part to be performed. Sublessor shall have the right to apply any part of said Security Deposit to cure any default of Sublessee and if Sublessor does so, Sublessee shall upon demand deposit with the Sublessor the amount so applied by Sublessor so that Sublessor shall have the full Security Deposit on hand at all times during the Term of this Sublease. So long as Sublessee is not in default hereunder, portions of the Security Deposit will be applied to Sublessee's monthly rental payment as follows; Five Thousand Five Hundred Forty-four and no/100 Dollars ($5,544.00) shall be applied to the monthly Base Rent due for May 1998, and Three Thousand Five Hundred Eighty-eight and no/100 Dollars ($3,588.00) shall be applied to the monthly Base Rent due for August 1998. The remaining Seven Thousand Five Hundred and no/100 Dollars ($7,500.00) shall be held throughout the Term as security for Sublessee's performance and shall be returned to Sublessee within thirty (30) days of the termination of this Sublease.



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         4.       Furnishings.  Sublessee shall have the right to use the
furniture, trade fixtures and other personal property (collectively, "Personal Property") belonging to Sublessor located in the Sublease Premises and, upon expiration or prior termination of this Sublease, Sublessee shall return to Sublessor such Personal Property in good condition and repair, normal wear and tear excepted. The Personal Property referenced herein shall mean fourteen (14) modular workstations and matching upholstered chairs, one (1) conference table and eight (8) tan conference chairs, and up to nineteen (19) telephone handsets.

         5. Telephone System. So long as Sublessee is not in default, Sublessor will allow Sublessee to use Sublessor's telephone system and handsets, and will separate up to ten (10) telephone lines for Sublessee's use. Sublessee will be responsible for all costs associated with its use of Sublessor's telephone system, including, but not limited to, monthly access charges and fees associated with local and long distance service, all hardware/software and service/consulting costs, and all move, add and change charges associated with restructuring Sublessor's telephone system for Sublessee's use (the "System Costs"). Sublessor will provide Sublessee with copies of any invoices or bills associated with the System Costs. Failure by Sublessee to pay any System Costs due of Sublessee within fifteen (15) days of receipt from Sublessor shall constitute a default by Sublessee. In the event Sublessor elects to replace, upgrade or change its telephone system, Sublessor will provide Sublessee with notice of the change over date.

         5. Signage. Sublessee shall be allowed to erect a sign of it's logo at the primary entrance to the Sublease Premises in a size not to exceed 1'
 x 1'. In addition, Sublessee may replace the "Appendix" sign at the entrance to Sublessee's conference room and replace it with a sign stating Sublessee's name. The new conference room sign shall be in the same size, color and style as the existing "Appendix" sign. The signs, their design, location and manner of fixture must be mutually agreed upon by Sublessor and Sublessee. Sublessor will request that the Landlord include Sublessee's name on the building directory in the lobby of the building. All costs associated with the installation, maintenance, and removal of the signs and directory listing will be the responsibility of Sublessee.

         6. Rooftop Antenna. It is understood that this Sublease is contingent upon receiving Landlord's approval to mount an antenna (the "Antenna") on the roof of the Building for Sublessee. Failure to receive approval for the Antenna will render this Sublease null and void, and any prepaid sums paid to Sublessor by Sublessee shall be returned within ten (10) days of receipt of Landlord's rejection of the Antenna. Sublessee will be responsible for any and all costs associated with the installation, maintenance, operation and removal of the Antenna. (See Landlord's consent letter attached hereto and made a part hereof as "Exhibit C".)

         7. Tenant Improvements. At Sublessor's cost, and after receiving Landlord's consent to this Sublease and the improvements contemplated herein, Sublessor will relocate the wall separating the Sublease Premises to incorporate the executive office into the Sublease Premises and separate the Sublease Premises from the balance of Sublessor's Premises. In addition, Sublessor will install building standard mini-blinds on the windows between the Sublease Premises and the Sublessor's Premises (including the doors if the mini-blinds can be installed with no damage to the doors).



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         8.       Insurance. (a) Sublessee, at its sole cost and expense, shall carry insurance against fire and other perils encompassed within the commonly accepted term "All Risks", insuring Sublessee's interest in its improvements and betterments to the Sublease Premises and any and all furniture, equipment, supplies, and other property owned, leased, held, or possessed by it and contained therein. Such insurance coverage shall be in an amount equal to the full insurable value of such improvements and property, and shall contain a clause whereby the insurer waives all rights of subrogation against Landlord and Sublessor.

         (b) Sublessee, at its sole cost and expense, shall carry comprehensive general liability insurance, including contractual liability endorsement concerning Sublessee's obligations under this Sublease, insuring Sublessee against any and all liability for injury to or death of a person or persons and for damage done to property occasioned by or arising out of any construction work being done in the Sublease Premises by Sublessee, its agents, contractors or employees, or arising out of Sublessee's use or occupancy of the Sublease Premises, or in any way occasioned by or arising out of the activities of Sublessee, its agents, contractors or employees on or about the Sublease Premises or other portions of the Building, in the minimum amount of Two Million Dollars ($2,000,000.00) per occurrence combined; provided, however, Sublessee shall carry such greater limits of coverage as Sublessor or Landlord may reasonably request from time to time so long as Sublessor and Landlord maintain similar limits of coverage. Landlord and Sublessor shall be named as an additional insured under such policy of comprehensive general liability insurance, as its interests may appear.

         (c) Sublessee, at its sole cost and expense, shall carry worker's compensation insurance covering all employees of Sublessee employed in, on or about the Sublease Premises or the Building in order to provide statutory benefits as required by the laws of the State of Georgia. Such insurance coverage shall contain a clause whereby the insurer waives all right of subrogation against Sublessor and Landlord.

         (d) Said insurance policies as described in the foregoing subsections (a), (b) and (c) shall: (i) be issued by an insurance company that is reasonably acceptable to Sublessor and Landlord and licensed to do business in the State of Georgia, and (ii) provide that said insurance shall not be canceled unless thirty (30) days' prior written notice shall have been given to Sublessor and Landlord. Said policy or policies, or certificates thereof, shall be delivered to Sublessor and Landlord by Sublessee upon commencement of the term of this Sublease and upon each renewal of said insurance.

         9. Agency/Broker Participation. Sublessor and Sublessee warrant that they have dealt with no real estate broker in connection with this Sublease other than TC Atlanta, Inc., and that no other broker is entitled to any commission on account of this Sublease. Sublessor and Sublessee acknowledge and agree that TC Atlanta, Inc. has acted as a dual agent in this transaction, representing both parties. Each party will hold the other party harmless from and against any and all costs (including attorneys fees), expense or liability for any compensation, commissions, and charges claimed by any other broker with respect to this Sublease. Sublessor will pay TC Atlanta, Inc. a commission based upon a separate agreement.

         10. Notwithstanding any provision to the contrary in the Master Lease, Sublessor, Sublessee, and (to the extent agreed to by Landlord pursuant to the


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Consent to Landlord attached hereto) Landlord each (i) hereby waives all claims such party may have against the other to the extent such claims are covered by insurance carried or required to be carried under the Master Lease, and (ii) shall cause their respective insurers to similarly waive all rights of recovery against the others, and against the officers, employees, partners, agents and representatives of the others, for loss of or damage to the property of the waiving party or the property of others under its control, to the extent such loss or damage is (or would have been) insured against under any insurance policy carried (or required to be carried) by Landlord, Sublessor, or Sublessee hereunder. Each of Sublessee, Sublessor, and (to the extent agreed to by Landlord pursuant to the Landlord's consent hereto) Landlord shall obtain a clause or endorsement to the applicable insurance policies carried by such party denying its insurer any rights of subrogation against the other parties.

         11. Termination of Master Lease. This Sublease is and shall at all times be subordinate to the Master Lease. In the event the Master Lease is terminated for any reason, then, on the date of such termination, this Sublease automatically shall terminate and be of no further force or effect. If the termination of the Master Lease (and the resulting termination of this Sublease) occurs through no fault of Sublessor, Sublessor shall have no liability therefor to Sublessee. In the event Sublessor elects to terminate the Master Lease as per
Section 6 in the Special Stipulations of the Master Lease, Sublessor will provide Sublessee the same written notice as provided the Landlord thereunder. If Sublessor elects to terminate the Master Lease, Sublessee will not be responsible for any portion of Sublessor's termination penalty as defined in Special Stipulation #8 of the Master Lease.

         12. Attorneys Fees. If any action shall be instituted by either of the parties hereto for the enforcement or interpretation of any of its rights or remedies under this Sublease, the prevailing party shall be entitled to recover from the losing party all costs incurred by the prevailing party in said action and any appeal therefrom, including reasonable attorneys' fees to be fixed by the court therein. Said costs and attorneys' fees shall be included as part of the judgment in any such action.

         13. Notices. Any notice or demand permitted or required to be given to either party by the other hereunder shall be in writing. All notices and demands by the Sublessor or Sublessee to the other party shall be delivered by hand or by courier service, or sent by registered or certified mail, postage prepaid, return receipt requested. Each notice given by mail shall be deemed received by the receiving party three (3) days after such notice shall have been deposited, and each notice delivered by hand or by courier service shall be deemed to have been received when actually received by the receiving party. With respect to notices to Sublessee, the primary notice address at the Sublease Premises in Atlanta listed first below shall be the official address for notices herein, and the secondary address shall be for courtesy copies only. If either party changes its address for notices, then such party shall given written notice thereof in accordance with the foregoing, except that such notice of change of address shall be deemed to have been given only when actually received. All notices shall be effective on refusal of delivery.



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         If To Sublessor:           A.D.A.M. Software, Inc.
                                    1600 Riveredge Parkway
                                    Suite 800
                                    Atlanta, GA 30328
                                    ATTN:  Chief Financial Officer


         If To Sublessee:           UltimateCom of Atlanta
                                    1600 Riveredge Parkway
                                    Suite 850
                                    Atlanta, GA 30328
                                    ATTN: Vice President, General Manager

         With a courtesy
         copy to:                   UltimateCom of Atlanta
                                    4643 S. Ulster Street
                                    Suite 1450
                                    Denver, CO 80237
                                    ATTN: Vice President Operations

In addition, Sublessor will forward to Sublessee a copy of any notice received from Landlord which is pertinent to Sublessee's use or occupancy of the Sublease Premises.

         14. Sublessor's Effort. In the event the Landlord defaults in any of its obligations under the Master Lease, Sublessor will use its reasonable efforts to enforce its rights under the Master Lease.

         15. Severability. Any provision of this Sublease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

         16. Interpretation. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

         17. Entire Agreement. This Sublease represents the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior communications concerning the subject matter and may not be amended except in writing signed by both parties' authorized officers. No provision of this Sublease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

         18. Consent of Landlord. Whenever the consent of Landlord is required under the Master Lease, Sublessee shall obtain the consent of both Sublessor and Landlord. Furthermore, this Sublease shall not be operative or deemed effective for any purpose whatsoever unless and until the consent of Landlord to this Sublease has been obtained.




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     IN WITNESS WHEREOF, the parties have caused this Sublease to be executed by their duly authorized representatives as of the date first written above.

                              SUBLESSOR:

                              A.D.A.M. SOFTWARE, INC.

                              By: /s/ Michael S. Fisher
                                 ----------------------------------------------
                              Name:  MICHAEL S. FISHER
                                    -------------------------------------------
                              Title:  CORPORATE SECRETARY &
                                     ------------------------------------------
                                      DIRECTOR OF FINANCE/ADMINISTRATION

                              SUBLESSEE:

                              ULTIMATECOM OF ATLANTA, L.L.C.

                              By:  /s/ Michael J. Anziano
                                 ----------------------------------------------
                              Name:  Michael J. Anziano
                                    -------------------------------------------
                              Title:  Vice President-Operations
                                    ------------------------------------------

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